UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

§ 240.13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2(a)

(Amendment No. 7)*

OneMain Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

68268W103

(CUSIP Number)

Andrew Malone

Värde Partners, Inc.

901 Marquette Ave. S, Suite 3300

Minneapolis, MN 55402

(952) 893-1554

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 2, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240 13d-7 for other parties to whom copies are to be sent.

1

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

*

information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes’).

1.	Names of Reporting Persons UNIFORM INVESTCO LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of the Issuer’s common stock (“Common Stock”) outstanding as of April 23, 2024, as reported on the Issuer’s Form 10-Q filed on May 1, 2024 (the “Form 10-Q”).

1.	Names of Reporting Persons UNIFORM INVESTCO GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE FUND VI-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 117,378
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 117,378

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 117,378
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.10%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE INVESTMENT PARTNERS, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 536,515
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 536,515

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 536,515
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.45%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 645,632
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 645,632

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 645,632
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.54%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE INVESTMENT PARTNERS G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,299,525
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,299,525

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,299,525
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.08%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE INVESTMENT PARTNERS UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,299,525
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,299,525

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,299,525
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.08%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE SKYWAY MASTER FUND, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 289,984
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 289,984

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 289,984
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.24%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE SKYWAY FUND G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 289,984
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 289,984

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 289,984
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.24%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE SKYWAY FUND UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 289,984
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 289,984

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 289,984
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.24%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE FUND XII (MASTER), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,227,616
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,227,616

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,227,616
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.02%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE FUND XII G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,227,616
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,227,616

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,227,616
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.02%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE FUND XII UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,227,616
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,227,616

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,227,616
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.02%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE CREDIT PARTNERS MASTER, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 440,682
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 440,682

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 440,682
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.37%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE CREDIT PARTNERS G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 440,682
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 440,682

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 440,682
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.37%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE CREDIT PARTNERS UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 440,682
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 440,682

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 440,682
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.37%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE SFLT, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,952,542
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,952,542

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,952,542
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.63%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE SPECIALTY FINANCE FUND G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,952,542
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,952,542

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,952,542
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.63%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons THE VÄRDE SPECIALITY FINANCE FUND U.G.P., LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,952,542
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,952,542

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,952,542
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.63%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons UNIFORM INVESTCO SUB L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,520,501
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,520,501

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,520,501
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.94%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE PARTNERS, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons VÄRDE PARTNERS, INC.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) CO

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons ILFRYN C. CARSTAIRS
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization Australia and the United Kingdom

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

1.	Names of Reporting Persons BRADLEY P. BAUER
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,210,349
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,210,349

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,210,349
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.35%(1)
14.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

Item 1. Security and Issuer.

This Statement on Schedule 13D relates to the common stock, par value $0.01 per share (the “Common Stock”), of OneMain Holdings, Inc. (the “Issuer”). The principal executive offices of the Issuer are located at 601 N.W. Second Street, Evansville, IN 47708.

This Amendment No. 7 (“Amendment No. 7”) amends and supplements the Schedule 13D filed by the Reporting Persons on July 3, 2018, as amended by Amendment No. 1 thereto filed on February 20, 2020, Amendment No. 2 thereto filed on February 18, 2021, Amendment No. 3 thereto filed on May 7, 2021, Amendment No. 4 thereto filed on October 18, 2021, Amendment No. 5 thereto filed on February 15, 2023, and Amendment No. 6 thereto filed on December 5, 2023 (as so amended by this Amendment No. 7, the “Schedule 13D”). This Amendment No. 7 is filed to reflect certain sales by the Reporting Persons. Except as specifically provided herein, this Amendment No. 7 does not modify any of the information previously reported on the Schedule 13D. Capitalized terms used but not otherwise defined in this Amendment No. 7 shall have the meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background.

Appendix A of the Schedule 13D is amended and restated in its entirety by the Appendix A attached hereto.

Clause (f) of Item 2 of this Schedule 13D is hereby amended and restated in its entirety as follows:

Mr. Carstairs is a citizen of Australia and the United Kingdom. Mr. Bauer is a citizen of United States. Each of the other Reporting Persons is organized in the State of Delaware except VIP Offshore, Skyway, Credit Partners, SFLT, SFLT GP and SFLT UGP, which are organized under the laws of the Cayman Islands. Each of the executive officers and directors identified on Appendix A to Item 2 hereto are U.S. citizens other than Mr. Carstairs, who is a citizen of Australia and the United Kingdom, and Mr. Naglieri and Mr. Milone, who are citizens of Italy.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

OMH Holdings LP (“Holdings”) and/or one or more of its subsidiaries are the record owners of an aggregate of 1,689,848 shares of the Issuer’s Common Stock, which represents approximately 1.41% of the Issuer’s outstanding Common Stock. Through its interest in Holdings, Uniform InvestCo LP (“InvestCo”) has a beneficial interest in 1,689,848 shares of the Issuer’s Common Stock, which represents approximately 1.41% of the outstanding shares of the Issuer’s Common Stock. Uniform Investco Sub L.P. (“InvestCo Sub”) is the sole record owner of an aggregate of 3,520,501 shares of the Issuer’s Common Stock, which represents approximately 2.94% of the outstanding shares of the Issuer’s Common Stock. Through its interest in InvestCo Sub, InvestCo has a beneficial interest in 3,520,501 shares of the Issuer’s Common Stock, which represents approximately 2.94% of the outstanding shares of the Issuer’s Common Stock. Each of Fund VI-A, VIP, VIP Offshore, Skyway, Fund XII, Credit Partners and SFLT own an interest in Uniform Topco LP. Uniform InvestCo Holdings Sarl, a wholly-owned subsidiary of Uniform Topco LP, and InvestCo GP own 99.99% and 0.01%, respectively, of the outstanding partnership interests of InvestCo. InvestCo and InvestCo GP own 99.99% and 0.01%, respectively, of the outstanding partnership interests of InvestCo Sub.

Each Reporting Person disclaims beneficial ownership of any shares of the Issuer’s Common Stock owned of record by Holdings and/or one or more of its subsidiaries, in each case, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a) See also the information contained on the cover pages of this Statement on Schedule 13D which is incorporated herein by reference. The percentage of Common Stock reported as beneficially owned by each Reporting Person is calculated based on 119,808,695 shares of Common Stock outstanding as of April 23, 2024, as reported on the Form 10-Q.

(b) No change.

(c) From May 2, 2024 to May 3, 2024, InvestCo Sub sold 219,308 shares of Common Stock in open market transactions as described below.

Date	Price	Number of Shares
05/02/2024	$50.50 - $51.18	157,117	(a)
05/03/2024	$50.93 - $51.50	62,191	(b)

(a)   These shares of Common Stock were sold in multiple transactions within the price range set forth above at a weighted average sale price of $50.6452. The Reporting Persons hereby undertake to provide upon request by the SEC staff full information regarding the number of shares of Common Stock sold at each separate price.

(b)   These shares of Common Stock were sold in multiple transactions within the price range set forth above at a weighted average sale price of $51.2531. The Reporting Persons hereby undertake to provide upon request by the SEC staff full information regarding the number of shares of Common Stock sold at each separate price.

From May 2, 2024 to May 3, 2024, a subsidiary of Holdings sold 115,692 shares of Common Stock in open market transactions as described below.

Date	Price	Number of Shares
05/02/2024	$50.50 - $51.18	82,883	(a)
05/03/2024	$50.93 - $51.50	32,809	(b)

(a)

These shares of Common Stock were sold in multiple transactions within the price range set forth above at a weighted average sale price of $50.6452. The Reporting Persons hereby undertake to provide upon request by the SEC staff full information regarding the number of shares of Common Stock sold at each separate price.

(b)

These shares of Common Stock were sold in multiple transactions within the price range set forth above at a weighted average sale price of $51.2531. The Reporting Persons hereby undertake to provide upon request by the SEC staff full information regarding the number of shares of Common Stock sold at each separate price.

Except as described in this 13D/A, there have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons.

(d) To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer’s Common Stock.

(e) As a result of the sales reported herein, on May 2, 2024 the Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer’s Common Stock. The filing of this Amendment No. 7 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

Item 7. Material to be Filed as Exhibits.

Exhibit D	Joint Filing Agreement, incorporated by reference to Exhibit D to the Schedule 13D/A filed with the SEC on December 5, 2023.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 6, 2024

UNIFORM INVESTCO LP

By:	Uniform InvestCo GP LLC, its General Partner
By:	Värde Partners, Inc., its Manager

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

UNIFORM INVESTCO GP LLC

By:	Värde Partners, Inc., its Manager
By:	/s/ Andrew Malone

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND VI-A, L.P.

By:	Värde Investment Partners G.P., L.P., its General Partner
By:	Värde Investment Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.

By:	Värde Investment Partners G.P., L.P., its General Partner
By:	Värde Investment Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.

By:	Värde Investment Partners G.P., L.P., its General Partner
By:	Värde Investment Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., L.P.

By:	Värde Investment Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS UGP, LLC

By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE SKYWAY MASTER FUND, L.P.

By:	The Värde Skyway Fund G.P., L.P., its General Partner
By:	The Värde Skyway Fund UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE SKYWAY FUND G.P., L.P.

By:	The Värde Skyway Fund UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE SKYWAY FUND UGP, LLC

By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XII (MASTER), L.P.

By:	The Värde Fund XII G.P., L.P., its General Partner
By:	The Värde Fund XII UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XII G.P., L.P.

By:	The Värde Fund XII UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XII UGP, LLC

By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS MASTER, L.P.

By:	Värde Credit Partners G.P., L.P., its General Partner
By:	Värde Credit Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS G.P., L.P.

By:	Värde Credit Partners UGP, LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS UGP, LLC

By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE SFLT, L.P.

By:	The Värde Specialty Finance Fund G.P., L.P., its General Partner
By:	The Värde Specialty Finance Fund U.G.P., LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE SPECIALTY FINANCE FUND G.P., L.P.

By:	The Värde Specialty Finance Fund U.G.P., LLC, its General Partner
By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE SPECIALTY FINANCE FUND U.G.P., LLC

By:	Värde Partners, L.P., its Managing Member
By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

UNIFORM INVESTCO SUB L.P.

By:	Uniform InvestCo GP LLC, its General Partner
By:	Värde Partners, Inc., its Manager

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE PARTNERS, L.P.

By:	Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

ILFRYN CARSTAIRS

By:	/s/ Ilfryn Carstairs

BRADLEY P. BAUER

By:	/s/ Bradley P. Carstairs

APPENDIX A

The following sets forth information with respect to certain of the executive officers and managers of the General Partner. Except as noted below, the business address of each of the below individuals is 901 Marquette Ave S, Suite 3300, Minneapolis, MN 55402.

Name	Principal occupation or employment and address of any corporation or other organization in which such employment is conducted

Marcia L. Page	Executive Chair of Värde Partners, Inc., 901 Marquette Ave. S., Suite 3300, Minneapolis, MN 55402

George Hicks	Executive Chair of Värde Partners, Inc., 901 Marquette Ave. S., Suite 3300, Minneapolis, MN 55402

Bradley P. Bauer	Co-Chief Executive Officer and Principal of Värde Partners, Inc., 520 Madison Avenue, 34th Floor, New York 10022

Andrew P. Lenk	Principal of Värde Partners, Inc., 901 Marquette Ave. S., Suite 3300, Minneapolis, MN 55402

Ilfryn C. Carstairs	Co-Chief Executive Officer and Principal of Värde Partners, Inc., 88 Market Street #23-04, Singapore 048948

Andrew Malone	Principal of Värde Partners, Inc., 901 Marquette Ave. S., Suite 3300, Minneapolis, MN 55402

Giuseppe Naglieri	Principal of Värde Partners, Inc., 2 St. James’s Market, 3rd Floor, London SW1Y 4AH

Timothy J. Mooney	Principal of Värde Partners, Inc., 520 Madison Avenue, 34th Floor, New York 10022

Haseeb Malik	Principal of Värde Partners, Inc., 88 Market Street #23-04, Singapore 048948

Kevin Medina	Global Chief Compliance Officer of Värde Partners, Inc., 520 Madison Avenue, 34th Floor, New York 10022

Francisco Milone	Principal of Värde Partners, Inc., 520 Madison Avenue, 34th Floor, New York 10022

James Dunbar	Principal of Värde Partners, Inc., 901 Marquette Ave. S., Suite 3300, Minneapolis, MN 55402

Aneek Mamik	Principal of Värde Partners, Inc., 520 Madison Avenue, 34th Floor, New York 10022

Carlos Sanz Esteve	Principal of Värde Partners, Inc., 2 St. James’s Market, 3rd Floor, London SW1Y 4AH

Shannon Gallagher	Principal of Värde Partners, Inc., 2 St. James’s Market, 3rd Floor, London SW1Y 4AH

Anthony Iannazzo	Principal of Värde Partners, Inc., 2 St. James’s Market, 3rd Floor, London SW1Y 4AH